NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE - FOR IMMEDIATE RELEASE

NORTHWESTERN REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

Company reports GAAP diluted earnings per share of $0.79 for the first quarter 2016;
Narrows full year 2016 guidance to $3.20-$3.35 per diluted share (previously $3.20-$3.40); and
Declares a quarterly dividend of $0.50 per share payable June 30, 2016.

SIOUX FALLS, S.D. - April 20, 2016 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended March 31, 2016. Net income for the quarter was $38.1 million, or $0.79 per diluted share, as compared with net income of $51.4 million, or $1.09 per diluted share, for the same period in 2015. This $13.4 million, or 26%, decrease in net income is primarily the result of lower revenue from recent regulatory decisions in Montana including the elimination of the lost revenue adjustment mechanism, a reduction to natural gas production bridge rates, and the disallowance of replacement power costs incurred during a 2013 outage at Colstrip Unit 4 and other portfolio modeling costs from the electric supply tracker.  Higher property taxes and depreciation expense also contributed to the earnings reduction.  Partially offsetting these unfavorable earnings impacts are higher revenues from increased electric rates in South Dakota.

Excluding the disallowance of prior period electric supply costs discussed above (+$0.13 per share) and adjusting for normal weather (+$0.09 per share), non-GAAP adjusted earnings per share was $1.01 in the first quarter 2016. This is compared with non-GAAP adjusted earnings per share of $1.18 for the same period in 2015, which also included a similar adjustment for normal weather (+$0.09 per share).  See sections “Significant Items Not Contemplated in Guidance” and “Non-GAAP Financial Measures” below for additional disclosures about non-GAAP adjustments.

"While we delivered another quarter of safe and reliable utility operations for our customers, we also experienced significant earnings headwinds and fell short of our, and our investors', earnings expectations,” said Bob Rowe, President and Chief Executive Officer.  “The cumulative financial impact of several disappointing regulatory decisions in Montana is very apparent this quarter.  We respectfully but strongly disagree with these recent decisions. We affirm our commitment to providing essential energy services, while striking a balance that is equitable for both our valued customers and the investors who provide the capital to invest in, operate, and maintain the electric and gas systems that serve our customers.”

“As a result of the impact of these regulatory decisions on company revenues, we are significantly reducing our expenditures in 2016 to ensure we can maintain our financial strength, including sound credit ratings, and be able to meet our long-term commitments to the customers and communities we serve.  We won’t compromise the safety and integrity of service to our customers.”

NorthWestern Reports First Quarter 2016 Financial Results
April 20, 2016

Summary Financial Results

	Three Months Ended March 31,
(in thousands, except per share amounts)	2016	2015
Revenues	$332,539	$346,011
Cost of Sales	115,434	112,391
Gross Margin	217,105	233,620

Operating, general and administrative expense	79,861	81,123
Property and other taxes	35,421	32,787
Depreciation and depletion	39,890	35,819
Total Operating Expenses	155,172	149,729
Operating Income	61,933	83,891
Interest Expense, net	(24,509)	(23,115)
Other Income	3,102	665
Income Before Income Taxes	40,526	61,441
Income Tax Expense	(2,472)	(10,016)
Net Income	$38,054	$51,425
Basic: Average Shares Outstanding	48,242	46,977
Earnings per Share - Basic	$0.79	$1.09
Diluted: Average Shares Outstanding	$48,340	$47,195
Earnings per Share - Diluted	$0.79	$1.09

Dividends Declared per Common Share	$0.50	$0.48

Significant items during the quarter include:

•
Lower net income of $13.4 million, which is primarily a result of a Montana Public Service Commission (MPSC) disallowance of costs included in our electric supply trackers and increases in operating costs. These impacts were partially offset by an increase in rates in South Dakota and lower income tax expense. Additional information on the MPSC disallowance can be found in the section below titled "MPSC Electric Supply Disallowance."

•
Filed our biennial electricity supply resource procurement plan with the MPSC, which provides a road map to our stakeholders, including customers and regulators regarding how we expect to respond to future supply needs.

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the three months ended March 31, 2016 was $217.1 million compared with $233.6 million for the same period in 2015. Of the $16.5 million decrease, $9.3 million is related to items that have an impact on net income and $7.2 million is related to items that are offset in operating expenses and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income is a decrease of $9.3 million, which includes the following:

•	$8.6 million improvement in gross margin due to an increase in South Dakota electric rates;

•	$0.2 million increase in natural gas retail volumes, offset by;

•	$10.3 million MPSC disallowance of previously incurred costs as discussed below;

NorthWestern Reports First Quarter 2016 Financial Results
April 20, 2016

•	$2.4 million decrease in gross margin from natural gas production due primarily to a reduction in interim rates of approximately $1.8 million, based on actual costs, and a decrease in gathering fees;

•	$1.8 million decrease in the recovery of fixed costs through our trackers as a result of the MPSC order eliminating the lost revenue adjustment mechanism prospectively effective December 1, 2015;

•	$1.3 million lower demand to transmit energy across our transmission lines due to market pricing and other conditions;

•
$1.0 million decrease in electric retail volumes reflecting lower industrial volumes of a large Montana customer of approximately $0.7 million, which we expect to continue through 2016, and warmer winter weather in our South Dakota jurisdiction;

•	$0.4 million decrease in Spion Kop rates effective January 2016; and

•	$0.9 million decrease in other miscellaneous margin items.

The change in consolidated gross margin for items that had no impact on net income (due to offsets in operating expenses and income tax expense) represented a $7.2 million decrease primarily due to the following:

•	$5.9 million decrease in revenues from the conveyance of the Kerr facility to the Confederated Salish and Kootenai Tribe (CSKT) in September 2015 (offset by reduced operating expenses);

•
$3.0 million decrease in revenues for production tax credits flowed-through trackers associated with the Beethoven wind project, which is a reduction in our customers rates (offset by reduced income tax expense); and

•	$1.7 million increase in revenues for property taxes included in trackers (offset by increased property tax expense).

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended March 31, 2016 were $79.9 million compared with $81.1 million for the same period in 2015. The $1.2 million decrease was primarily due to:

•	$5.6 million decrease in hydro operations costs in the current period as a result of the conveyance of the Kerr facility which is offset by reduced revenue discussed above.

This decrease was partly offset by:

•
$3.1 million increase in non-employee directors deferred compensation as compared to the prior year, primarily due to an increase in our stock price during the year. Directors may defer their board fees into deferred shares held in a rabbi trust. If the market value of our stock goes up, deferred compensation expense increases; however, we account for the deferred shares as trading securities and their increase in value is also reflected in other income with no impact on net income;

•	$0.9 million increase in insurance reserves related to a litigation proceeding; and

•	$0.4 million increase in other miscellaneous expenses.

Property and Other Taxes
Property and other taxes were $35.4 million for the three months ended March 31, 2016, as compared with $32.8 million in the same period of 2015. This increase was primarily due to plant additions and higher estimated property valuations in Montana, offset in part by a $0.3 million decrease from the conveyance of the Kerr facility to the CSKT in September 2015. We estimate

NorthWestern Reports First Quarter 2016 Financial Results
April 20, 2016

property taxes throughout each year and update to the actual expense when we receive our Montana property tax bills in November. In addition, under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and recover these amounts. The MPSC has authorized recovery of approximately 60% of the estimated increase in our local taxes and fees (primarily property taxes) as compared to the related amount included in rates during our last general rate case.

Depreciation and Depletion Expense
Depreciation and depletion expense was $39.9 million for the three months ended March 31, 2016, as compared with $35.8 million in the same period of 2015. This increase was primarily due to plant additions, including approximately $1.4 million of depreciation associated with the Beethoven wind project acquisition.

Operating Income
Consolidated operating income for the three months ended March 31, 2016 was $61.9 million, as compared with $83.9 million in the same period of 2015. This decrease was primarily due to the MPSC disallowance and higher operating costs as discussed above, partly offset by the South Dakota electric rate increase.

Interest Expense
Consolidated interest expense for the three months ended March 31, 2016 was $24.5 million, as compared with $23.1 million in the same period of 2015. This increase was primarily due to increased debt outstanding associated with the Beethoven wind project acquisition and lower capitalization of allowance for funds used during construction (AFUDC).

Other Expense and Income
Consolidated other income for the three months ended March 31, 2016, was $3.1 million, as compared with $0.6 million in the same period of 2015. This increase was primarily due to a $3.1 million increase in the value of deferred shares held in trust for non-employee directors deferred compensation (which, as discussed above, is offset by a corresponding increase to operating, general and administrative expenses). The resulting net decrease in other income is due to lower capitalization of AFUDC.

Income Tax
Consolidated income tax expense for the three months ended March 31, 2016 was $2.5 million, as compared with $10.0 million in the same period of 2015. Our effective tax rate for the three months ended March 31, 2016 was 6.1% as compared with 16.3% for the same period of 2015. We currently expect our 2016 effective tax rate to range between 6% - 10%.

NorthWestern Reports First Quarter 2016 Financial Results
April 20, 2016

(in millions)	Three Months Ended March 31,
	2016		2015
Income Before Income Taxes	$40.5		$61.4

Income tax calculated at 35% federal statutory rate	14.2	35.0%	21.5	35.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	(1.1)	(2.7)%	0.2	0.3%
Flow-through repairs deductions	(6.7)	(16.5)%	(9.6)	(15.7)%
Production tax credits	(2.8)	(6.8)%	(1.3)	(2.1)%
Plant and depreciation of flow-through items	(0.9)	(2.3)%	(0.4)	(0.6)%
Other, net	(0.2)	(0.6)%	(0.4)	(0.6)%
Subtotal	(11.7)	(28.9)%	(11.5)	(18.7)%

Income Tax Expense	$2.5	6.1%	$10.0	16.3%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate of 35% primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income for the three months ended March 31, 2016 was $38.1 million as compared with $51.4 million for the same period in 2015. This decrease was primarily due to the MPSC disallowance and higher operating expenses as discussed above, partly offset by the South Dakota electric rate increase and lower income tax expense.

NorthWestern Reports First Quarter 2016 Financial Results
April 20, 2016

Reconciliation of Primary Changes from 2015 to 2016

	Three Months Ended March 31,

($millions, except EPS)	Pre-tax Income	Net Income(1)	Diluted EPS
2015 reported	$61.4	$51.4	$1.09

Gross Margin
South Dakota electric rate increase	8.6	5.3	0.11
Natural gas retail volumes	0.2	0.1	—
MPSC disallowance	(10.3)	(6.3)	(0.13)
Natural gas production	(2.4)	(1.5)	(0.03)
Lost revenue adjustment mechanism	(1.8)	(1.1)	(0.02)
Electric transmission	(1.3)	(0.8)	(0.02)
Electric retail volumes	(1.0)	(0.6)	(0.01)
Spion Kop rate decrease	(0.4)	(0.2)	—
Other	(0.9)	(0.6)	(0.01)
Subtotal: Gross Margin Items Impacting Net Income	(9.3)	(5.7)	(0.11)

Hydro operations - Kerr conveyance	(5.9)	(3.6)	(0.08)
Production tax credits flowed-through trackers	(3.0)	(1.8)	(0.04)
Property taxes recovered in trackers	1.7	1.0	0.02
Subtotal: Gross Margin Items Not Impacting Net Income (2)	(7.2)	(4.4)	(0.10)

Total Gross Margin	(16.5)	(10.1)	(0.21)
OG&A Expense
Hydro operations - Kerr conveyance	5.6	3.4	0.07
Non-employee director deferred compensation	(3.1)	(1.9)	(0.04)
Insurance reserves	(0.9)	(0.6)	(0.01)
Other	(0.4)	(0.2)	—
Total OG&A Expense	1.2	0.7	0.02
Other items
Depreciation and depletion expense	(4.1)	(2.5)	(0.05)
Property and other taxes	(2.6)	(1.6)	(0.03)
Interest expense	(1.4)	(0.9)	(0.02)
Other income (includes offset to Non-employee compensation above)	2.5	1.5	0.03
Permanent and flow-through adjustments to income tax		(0.5)	(0.01)
Impact of higher share count	—	—	(0.03)
Total Other items	(5.6)	(4.0)	(0.11)

Total impact of above items	(20.8)	(13.4)	(0.30)

2016 reported	$40.5	$38.1	$0.79

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 38.5%.
(2) These items have offset in operating expenses and income tax expenses that result in no impact to net income.

Liquidity and Capital Resources
As of March 31, 2016, our total net liquidity was approximately $197.1 million, including $9.0 million of cash and $188.1 million of revolving credit facility availability. This compares to total net liquidity one year ago at March 31, 2015 of $152.2 million.

NorthWestern Reports First Quarter 2016 Financial Results
April 20, 2016

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.50 per share, payable June 30, 2016 to common shareholders of record as of June 15, 2016.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our updated 2016 and final 2015 earnings guidance of $3.20 - $3.35 and $3.10 - $3.25 per diluted share, respectively, are summarized below. The amount below represents an after-tax (using a 38.5% effective tax rate) non-GAAP measure that may provide users of this financial information with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

					Estimated to Meet Guidance
2016	Q1 '16	Q2 '16	Q3 '16	Q4 '16	Q2-Q4	Full Year '16
					Low - High	Low - High

Reported GAAP diluted EPS	$0.79				$2.19 - $2.34	$2.98 - $3.13

Non-GAAP Adjustments:

Unfavorable weather	0.09				?	0.09
MPSC Disallowance of Prior Period Costs	0.13				?	0.13

Adjusted diluted EPS	$1.01	-	-	-	$2.19 - $2.34	$3.20 - $3.35

2015	Q1 '15	Q2 '15	Q3 '15	Q4 '15	Q2-Q4	Full Year '15

Reported GAAP diluted EPS	$1.09	$0.65	$0.51	$0.92	$2.08	$3.17

Non-GAAP Adjustments:

Unfavorable weather	0.09	0.02	—	0.06	0.08	0.17
Remove benefit of insurance settlement	—	(0.27)	—	—	(0.27)	(0.27)
QF liability adjustment	—	0.08	—	—	0.08	0.08

Adjusted diluted EPS	$1.18	$0.48	$0.51	$0.98	$1.97	$3.15

2016 Earnings Guidance Updated
NorthWestern has updated and narrowed its 2016 adjusted earnings guidance range to $3.20 - $3.35 per diluted share (previously $3.20 - $3.40) based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories;

•	Excludes any potential additional impact as a result of the FERC decision regarding revenue allocation at our Dave Gates Generating Station;

•	A consolidated effective income tax rate of approximately 6%-10% of pre-tax income (previously 9%-13%); and

•	Diluted average shares outstanding of approximately 48.6 million.

NorthWestern Reports First Quarter 2016 Financial Results
April 20, 2016

MPSC Electric Supply Disallowance
Each year we submit an electric and natural gas tracker filing for recovery of supply costs for the 12-month period ended June 30 and for the projected supply costs for the next 12-month period. The MPSC reviews such filings and makes its cost recovery determination based on whether or not our supply procurement activities were prudent.

The MPSC held a work session in March 2016, and in a 3 - 2 decision, directed staff to draft final orders in our electric tracker dockets covering 2012/2013, 2013/2014 and 2014/2015 that reflect a disallowance of both replacement power costs from an outage at Colstrip Unit 4 in 2013 and generation portfolio modeling costs. Inclusion of replacement power costs in the tracker filing is consistent with the treatment of previous Colstrip Unit 4 outage costs. Due to the joint ownership of Colstrip Units 3 and 4 with other utilities, the replacement power costs associated with this outage were subject to a prudency review by several other state utility commissions. No other state utility commission found that the replacement power costs relating to the 2013 Colstrip Unit 4 outage were imprudent. In fact, the Idaho Public Utilities Commission concluded that there was no evidence that one of our co-owners imprudently incurred the Colstrip replacement power costs. The Washington Utilities and Transportation Commission Staff concluded that the outage was not the result of imprudent actions by that same owner, and authorized the adjustment of rates as requested in the filing.

The disallowed modeling costs reflect costs we incur with external vendors to conduct analysis and determine a prudent approach to our supply needs, which reflects the use of our owned generation combined with a procurement strategy. The statute guiding our trackers defines electricity supply costs as those directly related to power purchase agreements, demand-side management and energy efficiency programs.

Based on this March 2016 oral decision, we recorded a disallowance in the first quarter of 2016. In April 2016, we received a final written order in the 2014/2015 tracker consistent with the oral decision, and expect the MPSC to issue a final order in the consolidated 2012/2013 and 2013/2014 tracker dockets in the same quarter of 2016. We will evaluate our legal options once we receive a final written order in the consolidated docket.

This disallowance of approximately $10.3 million, which includes $8.2 million of replacement power costs and $2.1 million of modeling costs, is reflected in cost of sales in our results for the three months ended March 31, 2016. The modeling cost disallowance includes approximately $1.5 million of costs included in the tracker dockets discussed above, and approximately $0.6 million expensed for the 2015/2016 tracker period to be filed in May 2016. The total disallowed modeling costs for periods prior to 2016 is approximately $1.9 million.

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast today, April 20, 2016, at 3:30 p.m. Eastern time to review its financial results for the quarter ending March 31, 2016. The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting https://www.webcaster4.com/Webcast/Page/1050/14074. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

NorthWestern Reports First Quarter 2016 Financial Results
April 20, 2016

A telephonic replay of the call will be available for one month, beginning at 6:00 p.m. Eastern time on April 20, 2016, at (888) 203-1112 access code 9488422.

Notice of Annual Stockholders Meeting
NorthWestern will also hold its annual stockholders meeting today, April 20, 2016, at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time) at the Montana Operational Support Office, 11 East Park Street, Butte, Montana 59701.

The annual stockholders meeting will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting https://www.webcaster4.com/Webcast/Page/1050/13659. To participate, please go to the site at least 10 minutes in advance of the call to register.

About NorthWestern Energy (NYSE: NWE)
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 701,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Diluted EPS, that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation and depletion from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Guidance" and “2016 Earnings Guidance Updated”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

NorthWestern Reports First Quarter 2016 Financial Results
April 20, 2016

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2015 Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Travis Meyer (605) 978-2967
travis.meyer@northwestern.com

Media Contact:
Claudia Rapkoch (866) 622-8081
claudia.rapkoch@northwestern.com